Exhibit 4.143

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

DECLARATION OF TRUST

OF

BAC CAPITAL TRUST XIII

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED DECLARATION OF TRUST, dated and effective as of December 8, 2011 (this “Amendment”), is entered into among (i) Bank of America Corporation, a Delaware corporation (including any successors or assigns, the “Sponsor”) and (ii) Angela C. Jones, Timothy L. Pratt and Leonor Suarez (and their respective successors), each an individual, whose addresses are c/o Bank of America Corporation, 100 North Tryon Street, Charlotte, North Carolina, 28255, Attention: Corporate Treasury (each, a “Regular Trustee,” and collectively, the “Regular Trustees”), pursuant to Section 12.2(b) of the Amended and Restated Declaration of Trust, dated February 16, 2007, of BAC Capital Trust XIII.

RECITAL OF THE SPONSOR

WHEREAS, the Trustees have heretofore duly declared and established a statutory trust (the “Trust”), pursuant to the Delaware Statutory Trust Act by entering into that certain Declaration of Trust, dated May 3, 2006 (the “Original Declaration of Trust”), as amended and restated by that certain Amended and Restated Declaration of Trust, dated February 16, 2007 (the Original Declaration of Trust, as so amended and restated, the “Declaration”), and by the execution and filing with the Secretary of State of the State of Delaware of the Certificate of Trust attached to the Declaration as Exhibit A (the “Certificate of Trust”);

WHEREAS, the Regular Trustees, the Sponsor (as the Holder of all of the Common Securities) and the Holders representing at least a Majority in Liquidation Amount of the Outstanding HITS of each Affected Class have affirmatively consented to this Amendment in accordance with Section 12.2(b) of the Declaration and the Regular Trustees have received and accepted the Opinion of Counsel contemplated thereby.

NOW, THEREFORE, for and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Declaration is hereby amended as follows:

ARTICLE I

DEFINED TERMS

Section 1.1    Definitions.

Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings assigned thereto in the Declaration.

ARTICLE II

AMENDMENTS TO THE DECLARATION

Section 2.1    Amendment of Section 1.1 of the Declaration.

Section 1.1 of the Declaration is hereby amended as follows:

(a) The current definition of “Corresponding Assets” is deleted in its entirety and replaced with the following:

““Corresponding Assets” means, with respect to each $1,000 Liquidation Amount of Trust Securities:

(a) in the case of Preferred HITS and Common Securities, (i) from the Time of Delivery to but not including the Remarketing Settlement Date for a Successful Remarketing, $1,000 principal amount of Pledged Notes and a Pro Rata Interest in a Stock Purchase Contract, (ii) from and including the Remarketing Settlement Date for a Successful Remarketing to but not including the Stock Purchase Date, the Bank of America Deposit made with the net proceeds of each $1,000 principal amount of Pledged Notes sold in such Successful Remarketing on such Remarketing Settlement Date and a Pro Rata Interest in a Stock Purchase Contract, and (iii) from and including the Stock Purchase Date and thereafter for so long as Preferred HITS are outstanding, 1/100th of a share of Preferred Stock;

(b) in the case of Treasury HITS, (i) from the date of issuance for each Treasury HITS to but not including the Stock Purchase Date, $1,000 principal amount of Pledged Treasury Securities and a Pro Rata Interest in a Stock Purchase Contract, and (ii) from and including the Stock Purchase Date and thereafter for so long as Treasury HITS are outstanding, 1/100th of a share of Preferred Stock, subject to Section 4.8; and

(c) in the case of Corporate HITS, from the date of issuance for each Corporate HITS, $1,000 principal amount of Notes, subject to Section 5.14.”

(b) The current definition of “Deferred Contract Payment Amount” is deleted in its entirety and replaced with the following:

““Deferred Contract Payment Amount” means, at any time for each $100,000 stated amount of Stock Purchase Contracts, the amount of the Contract Payments accrued on such stated amount that has been deferred and not paid by reason of the Sponsor’s exercise of its right to defer payment of Contract Payments pursuant to Section 2.7 of the Stock Purchase Contract Agreement (including a comparable amount in respect of any Contract Payments deferred in respect of Fractional Contracts (as defined in the Stock Purchase Contract Agreement)), together with interest accrued on such amount in accordance with the terms of the Stock Purchase Contract Agreement.”

(c) The current definition of “Like Amount” is deleted in its entirety and replaced with the following:

““Like Amount” means:

(a) with respect to a distribution of Notes to Holders of Preferred HITS, Corporate HITS or Common Securities in connection with a dissolution or liquidation of the Trust or a redemption in kind of Corporate HITS pursuant to Section 4.2(c), Notes having a principal amount equal to the Liquidation Amount of the Trust Securities of the Holder to whom such Notes are distributed;

(b) with respect to a distribution of Notes to a Third Party Agent or the Sponsor in connection with an early retirement of Preferred HITS or Common Securities pursuant to Section 4.9, Notes having a principal amount equal to the Liquidation Amount of the applicable Subject Preferred HITS or Subject Common Securities, as the case may be;

(c) with respect to a distribution of Stock Purchase Contracts to a Third Party Agent or the Sponsor in connection with an early retirement of Preferred HITS or Common Securities pursuant to Section 4.9, the number of Stock Purchase Contracts equal to the number of Subject Stock Purchase Contracts (as defined in the Stock Purchase Contract Agreement);

(d) with respect to a distribution of Pledged Treasury Securities to Holders of Treasury HITS in connection with a dissolution or liquidation of the Trust, Pledged Treasury Securities having a principal amount equal to the Liquidation Amount of the Treasury HITS to whom such Pledged Treasury Securities are distributed;

(e) with respect to a distribution of Preferred Stock or fractional interests in Preferred Stock to Holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Preferred Stock or a fractional interest in a share of Preferred Stock (which may be effected by the Trust through the creation of depositary shares) having a liquidation preference equal to the Liquidation Amount of the Trust Securities of the Holder to whom such shares of Preferred Stock or a fractional interest in a share of Preferred Stock (including through a depositary share) are distributed;

(f) with respect to a redemption of Preferred Stock, 1/100th of a share of Preferred Stock for each Preferred HITS or Common Security;

(g) with respect to an Exchange of Preferred HITS and Qualifying Treasury Securities for Treasury HITS and Corporate HITS pursuant to Section 5.13(b), a number of Treasury HITS and a number of Corporate HITS in each case equal to the number of Preferred HITS included in such Exchange (e.g., if 1,000 Preferred HITS are being Exchanged, the Holder will receive 1,000 Treasury HITS and 1,000 Corporate HITS in accordance with and subject to Section 5.13);

(h) with respect to an Exchange of Treasury HITS and Corporate HITS for Preferred HITS and Qualifying Treasury Securities, a number of Preferred HITS equal to the number of Treasury HITS and the number of Corporate HITS being Exchanged (e.g., if 1,000 Treasury HITS and 1,000 Corporate HITS are being Exchanged, the Holder will receive upon the Exchange 1,000 Preferred HITS together with $1,000,000 principal amount of Qualifying Treasury Securities released from the Pledge, in accordance with and subject to Section 5.13(e));

(i) with respect to Notes (including Pledged Notes as applicable) being deposited or delivered in connection with an Exchange, Notes having a principal amount equal to $1,000 for each Preferred HITS involved in the Exchange;

(j) with respect to Section 5.16(c), $1,000 principal amount of Notes for each $1,000 Liquidation Amount of HITS of each Affected Class; and

(k) with respect to Section 5.16(d), 1/100th of a Stock Purchase Contract with a stated amount of $100,000 for each $1,000 Liquidation Amount of HITS of the Affected Classes (or a comparable interest in the case of a Fractional Contract).”

(d) The current definition of “Notes” is deleted in its entirety and replaced with the following:

““Notes” means the $700,100,000 initial aggregate principal amount of the Sponsor’s Remarketable Junior Subordinated Notes due 2043 issued pursuant to the Indenture, or such lesser aggregate principal amount as shall remain outstanding from time to time.”

(e) The following definition of “Pro Rata Interest in a Stock Purchase Contract” is added:

““Pro Rata Interest in a Stock Purchase Contract” means, with respect to each $1,000 Liquidation Amount of Trust Securities, an interest in a Stock Purchase Contract representing the right to acquire a 1/100th interest in a share of Preferred Stock, together with such other rights, privileges, obligations and responsibilities associated with such Stock Purchase Contract (including the right to receive Contract Payments), in each case, on the terms and conditions set forth in such Stock Purchase Contract.”

(f) The following definition of “Sponsor Affiliated Owner” is added:

““Sponsor Affiliated Owner” means the Sponsor, its Affiliates or any other Person designated by the Sponsor.”

(g) The current definition of “Stock Purchase Contract Agreement” is deleted in its entirety and replaced with the following:

““Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of the date hereof, between the Sponsor and the Property Trustee (acting on behalf of the Trust), as the same may be amended from time to time.”

(h) The current definition of “Trust Property” is deleted in its entirety and replaced with the following:

““Trust Property” means (a) the Notes for so long as they are owned by the Trust in accordance with this Declaration, (b) the Stock Purchase Contracts for so long as they are owned by the Trust in accordance with this Declaration, (c) the Preferred Stock once acquired by the Trust pursuant to the Stock Purchase Contracts, (d) treasury securities (that are required to be Qualifying Treasury Securities when delivered) delivered to the Property Trustee (or the Collateral Agent) pursuant to Section 5.13 or Section 5.14, (e) the rights of the Trust under the Transaction Agreements, and (f) all proceeds and rights in respect of the foregoing and any other property and assets for the time being held or deemed to be held by the Trust or the Property Trustee on behalf of the Trust pursuant to the Declaration.”

(i) The following definition of “Third-Party Agent” is added:

““Third-Party Agent” has the meaning specified in Section 4.9.”

(j) The following definition of “Subject Common Securities” is added:

““Subject Common Securities” has the meaning specified in Section 4.9.”

(k) The following definition of “Subject Preferred HITS” is added:

““Subject Preferred HITS” has the meaning specified in Section 4.9.”

(l) The following definition of “Sponsor Affiliated Preferred HITS” is added:

““Sponsor Affiliated Preferred HITS” has the meaning specified in Section 4.9.”

(m) The following definition of “Retirement Date” is added:

““Retirement Date” has the meaning specified in Section 4.9.”

(n) The following definition of “Retirement Notice” is added:

““Retirement Notice” has the meaning specified in Section 4.9.”

Section 2.2    Amendment of Section 2.4(c) of the Declaration.

The current Section 2.4(c) of the Declaration is deleted in its entirety and replaced with the following:

“(c) In order to give effect to (i) Exchanges as provided in Section 5.13 or (ii) the retirement of Preferred HITS as provided in Section 4.9, the Securities Registrar may endorse Book-Entry HITS Certificates to reduce or increase the number of Preferred HITS, Treasury HITS or Corporate HITS evidenced by each such Book-Entry HITS Certificate, provided that no such endorsement shall result in a Book-Entry HITS Certificate evidencing a number of Preferred HITS, Treasury HITS or Corporate HITS exceeding the maximum number set forth on the face of such Certificate.”

Section 2.3    Amendment of Section 2.7(a)(i) of the Declaration.

A new clause (M) is hereby added to Section 2.7(a)(i) of the Declaration as follows:

“(M) the taking of any action in connection with the retirement of Preferred HITS or Common Securities in accordance with Section 4.9 of this Declaration.”

Section 2.4    Amendment of Section 2.7(a)(ii) of the Declaration.

A new clause (Q) is hereby added to Section 2.7(a)(ii) of the Declaration as follows:

“(Q) the taking of any action in connection with the retirement of Preferred HITS or Common Securities in accordance with Section 4.9 of this Declaration.”

Section 2.5    Amendment of Article IV of the Declaration.

A new Section 4.9 is hereby added to Article IV of the Declaration as follows:

“Section 4.9 Retirement of Certain Preferred HITS and Common Securities.

(a) If at any time a Sponsor Affiliated Owner acquires or becomes obligated to acquire Preferred HITS pursuant to contract, a negotiated transfer or any other transaction (such Preferred HITS, the “Sponsor Affiliated Preferred HITS”), the Sponsor shall have the right to submit a notice (the “Retirement Notice”) to the Property Trustee and the Securities Registrar electing to retire all or a portion of such Sponsor Affiliated Preferred HITS (the “Subject Preferred HITS”) through the exchange of such Subject Preferred HITS for a Like Amount of Notes and Stock Purchase Contracts. The Retirement Notice (i) shall specify the Liquidation Amount of the Subject Preferred HITS with respect to which such election is being made and the date on which the proposed retirement is to occur (the “Retirement Date”) (which, without the consent of the Property Trustee and the Securities Registrar, shall not be less than 3 Business Days following the date that such Retirement Notice is so submitted), provided that such Retirement Date shall not be a date within the period beginning with the record date for a Distribution and ending with the applicable Distribution Date for such Distribution, (ii) shall be conditioned upon the applicable Sponsor Affiliated Owner having delivered or caused to be delivered to the Securities Registrar or its designee the Subject Preferred HITS by 12:00 noon, New York City time, on the Retirement Date through the Clearing Agency and (iii) shall designate the Third-Party Agent (as defined below). Upon the delivery of the Subject Preferred

HITS to the Securities Registrar or its designee on the Retirement Date, the Securities Registrar will provide written notice thereof to the Property Trustee and the Collateral Agent and the Collateral Agent shall release Pledged Notes of a Like Amount from the Pledge and deliver them to the Property Trustee who shall distribute a Like Amount of Notes and Stock Purchase Contracts to the Sponsor Affiliated Owner designated by the Sponsor in the Retirement Notice (the “Third-Party Agent”) in the manner directed by the Sponsor to the Property Trustee in writing. Following the exchange of Subject Preferred HITS for a Like Amount of Notes and Stock Purchase Contracts, the Securities Registrar shall cancel the Subject Preferred HITS and such Subject Preferred HITS will no longer be Outstanding for any purpose and all rights of the Holder or its Affiliate(s) with respect to such Subject Preferred HITS will cease, including, but not limited to, any rights with respect to accumulated but unpaid Distributions.

(b) In the event the Sponsor elects to retire Subject Preferred HITS pursuant to Section 4.9(a), the Trust will, upon the prior written request of the Sponsor, on the Retirement Date for such Subject Preferred HITS, retire the Liquidation Amount of Outstanding Common Securities held by the Sponsor equal to the product of (i) the total number of Common Securities held by the Sponsor immediately prior to such retirement and (ii) the quotient of the aggregate Liquidation Amount of the applicable Subject Preferred HITS and the aggregate Liquidation Amount of all Preferred HITS Outstanding immediately prior to such retirement, with such product being rounded to the nearest $1,000 (where rounding is applicable) (the “Subject Common Securities”), through the exchange of such Subject Common Securities for a Like Amount of Notes and Stock Purchase Contracts; provided, that the Sponsor delivers or causes to be delivered to the Securities Registrar or its designee the Subject Common Securities by 12:00 noon, New York City time, on such Retirement Date. Upon the delivery of the Subject Common Securities to the Securities Registrar or its designee on the Retirement Date, the Securities Registrar will provide written notice thereof to the Property Trustee and the Collateral Agent and the Collateral Agent shall release Pledged Notes of a Like Amount from the Pledge and deliver them to the Property Trustee who shall distribute a Like Amount of Notes and Stock Purchase Contracts to the Sponsor in the manner directed by the Sponsor to the Property Trustee in writing. Following the exchange of Subject Common Securities for a Like Amount of Notes and Stock Purchase Contracts, the Securities Registrar shall cancel the Subject Common Securities and such Subject Common Securities will no longer be Outstanding for any purpose and all rights of Sponsor with respect to such Subject Common Securities will cease, including, but not limited to, any rights with respect to accumulated but unpaid Distributions.

(c) Notwithstanding anything else in this Declaration to the contrary, in order to effectuate the exchanges contemplated by this Section 4.9, the Trust is hereby authorized to execute, deliver and perform, and the Sponsor, the Securities Registrar, the Property Trustee or any Regular Trustee on behalf of the Trust, acting singly or collectively, is hereby authorized to execute and deliver on behalf of the Trust, exchange agreements, cancellation letters, and any and all other documents, agreements, or certificates contemplated by or related to the exchanges, retirements and cancellations and other matters made or contemplated pursuant to this Section 4.9, including any amendments to any of the Transaction Agreements, in each case without further vote or approval of any other Person.”

Section 2.6 Amendment of Section 5.10 of the Declaration.

The current Section 5.10 of the Declaration is deleted in its entirety and replaced with the following:

“(a) At the Time of Delivery, the Sponsor shall acquire beneficial and record ownership of the Common Securities. To the fullest extent permitted by law, other than a transfer in connection with a consolidation or merger of the Sponsor into another Person, or any conveyance, transfer or lease by the Sponsor of its properties and assets substantially as an entirety to any Person pursuant to

Section 10.01 of the Base Indenture, any attempted transfer of the Common Securities other than to a direct or indirect subsidiary of the Sponsor or pursuant to Section 4.9 shall be void. The Regular Trustees shall cause each Common Securities Certificate issued to the Sponsor to contain a legend consistent with this Section 5.10.

(b) A Common Securities Certificate representing the Common Securities Outstanding from time to time shall be issued to the Sponsor in the form of a definitive Common Securities Certificate.”

Section 2.7 Amendment of Section 5.11(b) of the Declaration.

The current Section 5.11(b) of the Declaration is deleted in its entirety and replaced with the following:

“(b) Any Book-Entry HITS Certificate shall represent such number of the Outstanding HITS of the applicable Class as shall be specified therein and may provide that it shall represent the aggregate number of Outstanding HITS of the applicable Class from time to time endorsed thereon and that the aggregate number of Outstanding HITS of the applicable Class represented thereby may from time to time be reduced or increased, as appropriate, to reflect transfers, redemptions, exchanges (including the Exchanges pursuant to Section 5.13) or cancellations (pursuant to Section 4.9). Any endorsement of a Book-Entry HITS Certificate to reflect the number, or any increase or decrease in the number, of Outstanding HITS of the applicable Class represented thereby shall be made by the Securities Registrar (i) in such a manner and upon instructions given by such Person or Persons as shall be specified in such HITS of the applicable Class or in a Sponsor order to be delivered to the Securities Registrar pursuant to Section 5.3 or (ii) otherwise in accordance with written instructions or such other written form or instructions as is customary for the Clearing Agency for such HITS, from such Clearing Agency or its nominee on behalf of any Person having a beneficial interest in such Book-Entry HITS Certificate. Subject to the provisions of Section 5.4, the Securities Registrar shall deliver and redeliver any Book-Entry HITS Certificate in the manner and upon instructions given by the Person or Persons specified in such Book-Entry HITS Certificate or in the applicable Sponsor order (and a Regular Trustee shall execute such Book-Entry HITS Certificate as shall be necessary in order to give effect to the foregoing).”

Section 2.8 Amendment of Section 6.1(c) of the Declaration.

The current Section 6.1(c) of the Declaration is deleted in its entirety and replaced with the following:

“(c) For so long as any Stock Purchase Contracts are outstanding, the Trustees may consent to any amendment to or modification of the Stock Purchase Contract Agreement or the Collateral Agreement, without having obtained the prior approval of the Holders of any HITS to such amendment or modification, for the purposes of (i) evidencing the succession of another person to the Trust’s or the Property Trustee’s obligations thereunder, (ii) adding to the covenants therein for the benefit of the Trust or the Property Trustee or to surrender any of the Sponsor’s rights or powers thereunder, (iii) evidencing and providing for the acceptance of appointment of a successor Collateral Agent, Custodial Agent or Securities Intermediary under the Collateral Agreement, (iv) curing any ambiguity, or correcting or supplementing any provisions that may be inconsistent, (v) conforming the terms of the Stock Purchase Contract Agreement or the Collateral Agreement, to the descriptions thereof in the Prospectus, (vi) retiring HITS held by a Sponsor Affiliated Owner or HITS with respect to which a Sponsor Affiliated Owner has an obligation to purchase or retiring Common Securities pursuant to Section 4.9, or (vii) making any other provisions with respect to such matters or questions, provided that such action pursuant to clauses (iv) and (vii) shall not adversely affect the interest of the Holders of HITS of any Class in any material respect. The Trustees may, with the consent of the Holders of not less than a Majority in Liquidation Amount of the Preferred HITS and Treasury HITS then Outstanding, considered together as a single Class, agree to any other amendment to or modification of the Stock Purchase Contract Agreement or the Collateral Agreement, except that, without obtaining the prior written consent of each Holder of Preferred HITS and Treasury HITS then Outstanding, the Trustees may not agree to any amendment or modification (other than an amendment or modification for the purpose of retiring HITS held by a Sponsor Affiliated Owner or HITS with respect to which a Sponsor Affiliated Owner has an obligation to purchase, or retiring Common Securities pursuant to Section 4.9) that would (A) change any payment dates for Contract Payments, (B) change the amount or type of Pledged Notes or Pledged Treasury Securities required to be pledged under the Collateral Agreement, impair the right of the Property Trustee (on behalf of the Trust) to receive distributions on Pledged Notes or Pledged Treasury Securities or otherwise adversely affect the Trust’s rights in or to the Pledged Notes or Pledged Treasury Securities, (C) change the place or currency or reduce any Contract Payments, (D) impair the Property Trustee’s right (or any Holder’s right pursuant to Section 5.16(d)) to institute suit for the enforcement of the Stock Purchase Contracts or payment of any Contract Payments, or (E) reduce the number of shares of Preferred Stock purchasable under the Stock Purchase Contracts, increase the price to purchase Preferred Stock upon settlement of the Stock Purchase Contracts, change the Stock Purchase Date or otherwise adversely affect the Trust’s rights under the Stock Purchase Contracts.”

Section 2.9 Amendment of Section 12.2(a) of the Declaration.

The current Section 12.2(a) of the Declaration is deleted in its entirety and replaced with the following:

“(a) This Declaration may be amended from time to time by the Regular Trustees and the Holders of all of the Common Securities, without the consent of any Holder of HITS, the Property Trustee or the Delaware Trustee (i) to cure any ambiguity, correct or supplement any provision herein that may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Declaration, which shall not be inconsistent with the other provisions of this Declaration, (ii) to modify, eliminate or add to any provisions of this Declaration to such extent as shall be necessary to ensure that the Trust will not be taxable as a corporation or classified as a partnership for U.S. federal income tax purposes at all times that any Trust Securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act or to ensure the treatment of the HITS as Tier 1 regulatory capital under the prevailing Federal Reserve rules and regulations, (iii) to provide that HITS Certificates may be executed by a Regular Trustee by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by the Sponsor of an authentication agent, the fees and expenses of which will be paid by the Sponsor, a form of authentication certificate, and provisions to the effect that HITS Certificates that have been executed by a Regular Trustee by facsimile signature shall not be entitled to any benefit under the Declaration or be valid or obligatory for any purpose unless the certificate of authentication thereon has been executed by the authentication agent by manual signature, (iv) to conform the terms of this Declaration to the description of this Declaration and the Trust Securities in the Prospectus, or (v) to provide for the retirement of HITS held by a Sponsor Affiliated Owner or HITS with respect to which a Sponsor Affiliated Owner has an obligation to purchase or the retirement of Common Securities pursuant to Section 4.9; provided, however, that in the case of either clause (i) or (ii), such action shall not adversely affect in any material respect the interests of any Holder, the Property Trustee or the Delaware Trustee; provided, further, that in the case of clause (iv), the Sponsor shall deliver to the Property Trustee an Officers’ Certificate and an Opinion of Counsel (who may be

counsel to the Sponsor or the Trust), in each case confirming that such amendment has the effect of conforming the terms of this Declaration to the descriptions of this Declaration and the Trust Securities in the Prospectus. Any such amendment shall become effective when notice is given to the Property Trustee and the Holders of the HITS.”

ARTICLE III

MISCELLANEOUS

Section 3.1 Separability Clause.

In case any provision in the Declaration, as amended by this Amendment, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.2 Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts of laws principles).

Section 3.3 Successors and Assigns.

All covenants and agreements in the Declaration, as amended by this Amendment, by each party thereto shall bind its successors and assigns, whether so expressed or not.

Section 3.4 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5 Trust Indenture Act; Conflict with Trust Indenture Act.

If any provision of the Declaration, as amended by this Amendment, limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Declaration, as amended by this Amendment, the latter provision shall control. If any provision of the Declaration, as amended by this Amendment, modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Declaration, as amended by this Amendment, as so modified or to be excluded, as the case may be.

* * * *

This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed and is effective as of the day and year first above written.

BANK OF AMERICA CORPORATION,
as Sponsor and Holder of all of the Common Securities

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

/s/ ANGELA C. JONES
Angela C. Jones,
as Regular Trustee

/s/ TIMOTHY L. PRATT
Timothy L. Pratt,
as Regular Trustee

/s/ LEONOR SUAREZ
Leonor Suarez,
as Regular Trustee

[SIGNATURE PAGE TO BAC CAPITAL TRUST XIII

AMENDMENT NO. 1 TO AMENDED AND RESTATED

DECLARATION OF TRUST]